                                                                     EXHIBIT 2.2


================================================================================

                            STOCK PURCHASE AGREEMENT


                                  by and among


                                 PROXYMED, INC.,

                       GENERAL ATLANTIC PARTNERS 77, L.P.,

                       GAP COINVESTMENT PARTNERS II, L.P.,

                                  GAPSTAR, LLC,

                              GAPCO GMBH & CO. KG,

                           PVC FUNDING PARTNERS, LLC,

                        COMVEST VENTURE PARTNERS, L.P.,

                              SHEA VENTURES, LLC,

                                 ROBERT PRIDDY,

                                       and

            (solely for the purpose of Section 8.5 and Section 10.5)

                       GENERAL ATLANTIC PARTNERS 74, L.P.

        ---------------------------------------------------------------
                             Dated: December 5, 2003
        ---------------------------------------------------------------


================================================================================

                                TABLE OF CONTENTS

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                                                                                                      PAGE
                                                                                                      ----

ARTICLE I DEFINITIONS                                                                                    1

     1.1            Definitions..........................................................................1

ARTICLE II PURCHASE AND SALE OF COMMON STOCK                                                             8

     2.1            Purchase and Sale of Common Stock....................................................8
     2.2            Use of Proceeds......................................................................8
     2.3            Closing..............................................................................8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY                                                9

     3.1            Corporate Existence and Power........................................................9
     3.2            Authorization; No Contravention; FBCA Sections 607.0901 and 607.0902.................9
     3.3            Governmental Authorization; Third Party Consents.....................................9
     3.4            Binding Effect......................................................................10
     3.5            Litigation..........................................................................10
     3.6            Compliance with Laws................................................................10
     3.7            Capitalization......................................................................10
     3.8            No Default or Breach; Contractual Obligations.......................................11
     3.9            Title to Properties and Assets......................................................12
     3.10           Reports; Financial Statements.......................................................12
     3.11           Taxes...............................................................................12
     3.12           No Material Adverse Change; Ordinary Course of Business.............................13
     3.13           Private Offering....................................................................13
     3.14           Labor Relations.....................................................................13
     3.15           Employee Benefit Plans..............................................................14
     3.16           Liabilities.........................................................................14
     3.17           Intellectual Property...............................................................14
     3.18           Network Redundancy and Computer Back-up.............................................16
     3.19           Privacy of Customer Information.....................................................16
     3.20           Potential Conflicts of Interest.....................................................16
     3.21           Trade Relations.....................................................................16
     3.22           Broker's, Finder's or Similar Fees..................................................17
     3.23           Stockholder Approval................................................................17
     3.24           True and Complete Copy of Merger Agreement and Other
                    Transaction-Related Agreements......................................................17
     3.25           Registration Rights.................................................................17
     3.26           Observance of Covenants.............................................................17

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS                                             17
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                                       i

                                                                                                      PAGE
                                                                                                      ----

     4.1            Existence and Power.................................................................18
     4.2            Authorization; No Contravention.....................................................18
     4.3            Governmental Authorization; Third Party Consents....................................18
     4.4            Binding Effect......................................................................18
     4.5            Purchase for Own Account............................................................18
     4.6            Restricted Securities...............................................................19
     4.7            Broker's, Finder's or Similar Fees..................................................19
     4.8            Accredited Investor.................................................................19

ARTICLE V CONDITIONS TO THE OBLIGATION OF THE PURCHASERS TO CLOSE                                       20

     5.1            Representations and Warranties......................................................20
     5.2            Compliance with this Agreement......................................................20
     5.3            Officer's Certificate...............................................................20
     5.4            Secretary's Certificate.............................................................20
     5.5            Purchased Shares....................................................................20
     5.6            Opinion of Counsel..................................................................21
     5.7            NASD................................................................................21
     5.8            Stockholder Approval................................................................21
     5.9            Amended and Restated Registration Rights Agreement..................................21
     5.10           No Material Adverse Change..........................................................21
     5.11           Consents and Approvals..............................................................21
     5.12           No Material Judgment or Order.......................................................21
     5.13           No Litigation.......................................................................21
     5.14           Satisfaction of Conditions; Consummation of the Merger..............................22

ARTICLE VI CONDITIONS TO THE OBLIGATION OF THE COMPANY AND THE SELLING STOCKHOLDERS TO CLOSE            22

     6.1            Payment of Purchase Price...........................................................22
     6.2            Representations and Warranties......................................................22
     6.3            Stockholder Approval................................................................22
     6.4            Satisfaction of Conditions..........................................................22

ARTICLE VII INDEMNIFICATION                                                                             22

     7.1            Indemnification.....................................................................22
     7.2            Notification........................................................................23
     7.3            Contribution........................................................................24
     7.4            Cap on Indemnification..............................................................24

ARTICLE VIII COVENANTS OF THE COMPANY                                                                   24

     8.1            Interim Actions.....................................................................24
     8.2            Stockholder Approval................................................................25
     8.3            The Acquisition.....................................................................26
     8.4            Amendment of Acquisition Documents..................................................26


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
     8.5            Restriction on Transfer of Securities...............................................26
     8.6            Waiver of Anti-dilution Provisions..................................................27

ARTICLE IX TERMINATION OF AGREEMENT                                                                     27

     9.1            Termination.........................................................................27
     9.2            Survival............................................................................28

ARTICLE X MISCELLANEOUS                                                                                 28

     10.1           Survival of Representations and Warranties..........................................28
     10.2           Notices.............................................................................29
     10.3           Successors and Assigns; Third Party Beneficiaries...................................32
     10.4           Amendment and Waiver................................................................32
     10.5           Amendment to Stock and Warrant Purchase Agreement...................................33
     10.6           Counterparts........................................................................33
     10.7           Headings............................................................................33
     10.8           GOVERNING LAW.......................................................................33
     10.9           Severability........................................................................33
     10.10          Rules of Construction...............................................................33
     10.11          Entire Agreement....................................................................33
     10.12          Fees................................................................................33
     10.13          Public Announcements................................................................33
     10.14          Further Assurances..................................................................34



EXHIBITS
A                 Form of Holland & Knight LLP Opinion
B                 Form of Amended and Restated Registration Rights Agreement

SCHEDULES
2.1               Purchased Shares and Purchase Price
3.1               Corporate Existence, Power
3.2               Authorization; No Contravention
3.3               Governmental Authorization; Third Party Consents
3.5               Litigation
3.6(a)            Compliance with Laws
3.7(a)            Capitalization
3.7(b)            List of Subsidiaries and their Equity Holders
3.9               Title to Properties and Assets
3.11              Taxes
3.12              No Material Adverse Change; Ordinary Course of Business
3.17(a)           Intellectual Property
3.17(b)           Intellectual Property -- Infringement
3.17(d)           Intellectual Property -- Employee Agreements
3.17(e)           Intellectual Property -- Trade Secrets
3.19              Privacy of Customer Information
3.20              Conflicts of Interest
3.21              Trade Relations
3.22              Broker's, Finder's or Similar Fees

                            STOCK PURCHASE AGREEMENT


                  STOCK PURCHASE AGREEMENT, dated December 5, 2003 (this "AGREEMENT"), by and among ProxyMed, Inc., a Florida corporation (the "COMPANY"), General Atlantic Partners 77, L.P., a Delaware limited partnership ("GAP LP"), GAP Coinvestment Partners II, L.P., a Delaware limited partnership ("GAP COINVESTMENT"), GAPCO GmbH & Co. KG, a German limited partnership ("GMBH COINVESTMENT"), GapStar, LLC, a Delaware limited liability company ("GAPSTAR"), PVC Funding Partners, LLC, a Delaware limited liability company ("PVC"), ComVest Venture Partners, L.P., a Delaware limited partnership ("COMVEST"), Shea Ventures, LLC ("SHEA"), Robert Priddy ("PRIDDY" and, collectively with GAP LP, GAP Coinvestment, GmbH Coinvestment, GapStar, PVC, ComVest and Shea, the "PURCHASERS") and, solely for the purposes set forth in Section 8.5 hereto, Commonwealth Associates, L.P. ("COMMONWEALTH ASSOCIATES") and, solely for the purposes set forth in Section 8.5 and Section 10.5 hereto, General Atlantic Partners 74, L.P., a Delaware limited partnership ("GAP 74").

                  WHEREAS, upon the terms and conditions set forth in this Agreement, the Company proposes to issue and sell to each of the Purchasers for the aggregate purchase price set forth opposite such Purchaser's name on
SCHEDULE 2.1 hereto the aggregate number of shares, par value $0.001 per share, of common stock of the Company (the "COMMON STOCK"), determined by dividing the aggregate purchase price set forth opposite such Purchaser's name on SCHEDULE
2.1 hereto by the Price Per Share (as defined below).

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

                  1.1 DEFINITIONS. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

                  "ACQUISITION DOCUMENTS" has the meaning set forth in Section
3.24 of this Agreement.

                  "AFFILIATE" shall mean any Person who is an "affiliate" as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

                  "AGREEMENT" means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

                  "AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT" has the meaning set forth in Section 5.9 of this Agreement.

                  "ARTICLES OF INCORPORATION" means the Restated Articles of Incorporation, as amended, of the Company, as in effect on the date hereof.

                  "ASSETS" has the meaning set forth in Section 3.9 of this Agreement.

                  "AUDITED FINANCIAL STATEMENTS" has the meaning set forth in
Section 3.10 of this Agreement.

                  "BENEFICIAL OWNERSHIP" has the meaning given such term in
Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder.

                  "BOARD OF DIRECTORS" means the Board of Directors of the Company.

                  "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

                  "BY-LAWS" means the By-laws of the Company as in effect on the date hereof.

                  "CAPITAL STOCK" means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock (including, without limitation, common stock and preferred stock) and any and all rights, warrants or options exchangeable for or convertible into such capital stock.

                  "CLAIMS" has the meaning set forth in Section 3.5 of this Agreement.

                  "CLOSING" has the meaning set forth in Section 2.3 of this Agreement.

                  "CLOSING DATE" has the meaning set forth in Section 2.3 of this Agreement.

                  "CODE" means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

                  "COMMISSION" means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

                  "COMMON STOCK" has the meaning set forth in the preamble to this Agreement.

                  "COMMONLY CONTROLLED ENTITY" means any entity which is under common control with the Company within the meaning of Code Section 414(b), (c),
(m), (o) or (t).

                  "COMPANY" has the meaning set forth in the preamble to this Agreement.

                  "COMPANY PLANS" means each Plan that the Company and each of its Subsidiaries maintains or to which the Company and each of its Subsidiaries contributes.

                  "CONDITION OF THE COMPANY" means the assets, business, properties, prospects, operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

                  "CONTRACTUAL OBLIGATIONS" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.

                  "COPYRIGHTS" means any foreign or United States copyright registrations and applications for registration thereof, and any non-registered copyrights.

                  "EFFECTIVE TIME" has the meaning set forth in the Merger Agreement.

                  "ENVIRONMENTAL LAWS" means federal, state, local and foreign laws, principles of common laws, civil laws, regulations, and codes, as well as orders, decrees, judgments or injunctions, issued, promulgated, approved or entered thereunder relating to pollution, protection of the environment or public health and safety.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

                  "FAMILY MEMBER" has the meaning set forth in Section 8.5(b) of this Agreement.

                  "FINANCIAL STATEMENTS" has the meaning set forth in Section
3.10 of this Agreement.

                  "FORM 13F FILER" means any Person required under Section 13(f) of the Exchange Act to file a Form 13F or that would be a Person that would satisfy the requirements under Rule 13d-1(b)(1)(i) and (ii)(A-F, H or I) under the Exchange Act with respect to the acquisition of securities of the Company, including as a result of a transfer of Restricted Shares from the Purchaser and such Person's Permitted Transferees.

                  "GAAP" means United States generally accepted accounting principles in effect from time to time.

                  "GAP COINVESTMENT" has the meaning set forth in the preamble to this Agreement.

                  "GAP LLC" means General Atlantic Partners, LLC, a Delaware limited liability company and the general partner of GAP LP and the managing member of GapStar, and any successor to such entity.

                  "GAP LP" has the meaning set forth in the preamble to this Agreement.

                  "GAP 74" has the meaning set forth in the preamble to this Agreement.

                  "GmbH COINVESTMENT" has the meaning set forth in the preamble to this Agreement.

                  "GAPSTAR" has the meaning set forth in the preamble to this Agreement.

                  "GOVERNMENTAL AUTHORITY" means the government of any nation, state, city, locality or other political subdivision thereof, any entity, including, without limitation, the Nasdaq Stock Market, Inc., exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

                  "GROUP" has the meaning given such term in Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder.

                  "INDEMNIFIED PARTY" has the meaning set forth in Section 7.1 of this Agreement.

                  "INDEMNIFYING PARTY" has the meaning set forth in Section 7.1 of this Agreement.

                  "INTELLECTUAL PROPERTY" has the meaning set forth in Section
3.17 of this Agreement.

                  "INTERNET ASSETS" means any Internet domain names and other computer user identifiers and any rights in and to sites on the worldwide web, including rights in and to any text, graphics, audio and video files and html or other code incorporated in such sites.

                  "LIABILITIES" has the meaning set forth in Section 3.16 of this Agreement.

                  "LIEN" means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, preemptive right, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever (excluding preferred stock and equity related preferences).

                  "LOSSES" has the meaning set forth in Section 7.1 of this Agreement.

                  "MATERIAL ADVERSE EFFECT" has the meaning ascribed to the term "Parent Material Adverse Effect" in Section 4.01 of the Merger Agreement.

                  "MATERIAL CONTRACTUAL OBLIGATIONS" has the meaning set forth in Section 3.8 of this Agreement.

                  "MERGER" has the meaning set forth in the Merger Agreement.

                  "MERGER AGREEMENT" means the Agreement and Plan of Merger, dated as of December 5, 2003, by and among the Company, Planvista and Planet Acquisition Corp., a Delaware corporation.

                  "ORDERS" has the meaning set forth in Section 3.2 of this Agreement.

                  "PATENTS" means any foreign or United States patents and patent applications, including any divisions, continuations, continuations-in-part, substitutions or reissues thereof, whether or not patents are issued on such applications and whether or not such applications are modified, withdrawn or resubmitted.

                  "PERMITS" has the meaning set forth in Section 3.6 of this Agreement.

                  "PERMITTED TRANSFEREE" has the meaning set forth in Section 8.5(b) of this Agreement.

                  "PERSON" means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

                  "PLAN" means any employee benefit plan, arrangement, policy, program, agreement or commitment (whether or not an employee plan within the meaning of section 3(3) of ERISA), including, without limitation, any employment, consulting or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit-sharing, savings, retirement, stock option, stock purchase or severance pay plan, any life, health, disability or accident insurance plan, whether oral or written, whether or not subject to ERISA, as to which the Company or any Commonly Controlled Entity has or in the future could have any direct or indirect, actual or contingent liability.

                  "PLANVISTA" means Planvista Corporation, a Delaware corporation.

                  "PRICE PER SHARE" means $14.25.

                  "PURCHASED SHARES" has the meaning set forth in Section 2.1 of this Agreement.

                  "PURCHASERS" has the meaning set forth in the preamble to this Agreement.

                  "REGISTERABLE SECURITIES" has the meaning set forth in the Amended and Restated Registration Rights Agreement.

                  "REQUIREMENT OF LAW" means, as to any Person, any law, Environmental Law, statute, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority or stock exchange, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

                  "RESTRICTED SHARES" means (a) with respect to GAP LP, GAP Coinvestment, GapStar and GMBH Coinvestment, the Purchased Shares purchased by such Purchaser and all of the shares of Common Stock beneficially owned by such Purchaser on the date hereof, (b) with respect to GAP 74, all of the shares of Common Stock beneficially owned by GAP 74 on the date hereof; PROVIDED, HOWEVER, that notwithstanding the preceding clauses (a) and (b), an aggregate of 434,568 shares of Common Stock beneficially owned by GAP 74, GAP Coinvestment, GapStar or GMBH Coinvestment on the date hereof shall not constitute "Restricted Shares" (subject to adjustment for any subdivision, combination or reclassification of shares of Common Stock, or upon any dividend or distribution payable in shares of Common Stock) and (c) with respect to PVC, ComVest, Shea and Priddy, the Purchased Shares purchased by such Purchaser and all of the shares of Common Stock issued to such Purchaser pursuant to the Merger.

                  "SALE TRANSACTION" means (a) (i) the merger or consolidation of the Company into or with one or more Persons, (ii) the merger or consolidation of one or more Persons into or with the Company or (iii) a tender offer or other business combination if, in the case of (i), (ii) or (iii), the stockholders of the Company prior to such merger or consolidation do not retain at least a majority of the voting power of the surviving Person or (b) the voluntary sale, conveyance, exchange or transfer to another Person of the voting Capital Stock of the Company if, after such sale, conveyance, exchange or transfer, the stockholders of the Company prior to such sale, conveyance, exchange or transfer do not retain at least a majority of the voting power of the Company.

                  "SEC REPORTS" has the meaning set forth in Section 3.10 of this Agreement.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

                  "SECRETARY" has the meaning set forth in the Company's
By-laws.

                  "SOFTWARE" means any computer software programs, source code, object code, data and documentation, including, without limitation, any computer software programs that incorporate and run the Company's pricing models, formulae and algorithms.

                  "STOCK AND WARRANT PURCHASE AGREEMENT" means the Stock and Warrant Purchase Agreement, dated March 26, 2002, by and among the Company, GAP LP, GAP Coinvestment, GapStar and GmbH Coinvestment.

                  "STOCK EQUIVALENTS" means any security or obligation which is by its terms convertible into or exchangeable or exercisable for shares of Common Stock or other capital stock of the Company, and any option, warrant or other subscription or purchase right with respect to common stock or such other capital stock.

                  "STOCK OPTION PLANS" means collectively, the Company's 2002 Stock Option Plan, 2001 Stock Option Plan, Amended 2000 1/2 Stock Option Plan, 2000 Stock Option Plan, 1999 Stock Option Plan, 1997 Stock Option Plan, 1995 Stock Option Plan, 1995 Outside Directors Stock Option Plan, 1993 Stock Option Plan and ProxyMed Employee Non-Qualified Stock Option Agreement.

                  "STOCKHOLDER APPROVAL" has the meaning set forth in Section
3.23 of this Agreement.

                  "SUBSIDIARIES" means, as of the relevant date of determination, with respect to any Person, a corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person. Unless otherwise qualified, or the context otherwise requires, all references to a "SUBSIDIARY" or to "SUBSIDIARIES" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

                  "TAXES" means any federal, state, provincial, county, local, foreign and other taxes (including, without limitation, income, profits, windfall profits, alternative, minimum, accumulated earnings, personal holding company, capital stock, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustments related to any of the foregoing.

                  "TRADE SECRETS" means any trade secrets, research records, processes, procedures, manufacturing formulae, technical know-how, technology, blue prints, designs, plans, inventions (whether patentable and whether reduced to practice), invention disclosures and improvements thereto.

                  "TRADEMARKS" means any foreign or United States trademarks, service marks, trade dress, trade names, brand names, designs and logos, corporate names, product or service identifiers, whether registered or unregistered, and all registrations and applications for registration thereof.

                  "TRANSFER" has the meaning set forth in Section 8.5(a) of this Agreement.

                  "UNAUDITED FINANCIAL STATEMENTS" has the meaning set forth in
Section 3.11 of this Agreement.

                  "WARRANTS" means, collectively, those warrants, exercisable for shares of Common Stock, issued pursuant to the Stock and Warrant Purchase Agreement, dated March 26, 2002, by and among the Company, General Atlantic Partners 74, L.P., GAP Coinvestment, GmbH Coinvestment and GapStar and those warrants issued to General Atlantic Partners 74, L.P., GAP Coinvestment, GmbH Coinvestment and GapStar on July 8, 2003.

                                   ARTICLE II

                        PURCHASE AND SALE OF COMMON STOCK

                  2.1 PURCHASE AND SALE OF COMMON STOCK. Subject to the terms and conditions herein set forth, the Company agrees to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, agrees to purchase from the Company, on the Closing Date the aggregate number of shares of Common Stock determined by dividing (x) the aggregate purchase price set forth opposite such Purchaser's name on Schedule 2.1 hereto by (y) the Price Per Share (rounded up to the nearest share), for the aggregate purchase price set forth opposite such Purchaser's name on Schedule 2.1 hereto (all of the shares of Common Stock being purchased pursuant to this Section 2.1 being referred to herein as the "PURCHASED SHARES").

                  2.2 USE OF PROCEEDS. The Company shall use the proceeds from the sale of the Purchased Shares to fund the acquisition by the Company of Planvista pursuant to the Merger Agreement and to fulfill the Company's obligations under the Merger Agreement.

                  2.3 CLOSING. Unless this Agreement shall have been terminated pursuant to Article IX, and subject to the satisfaction or waiver of the conditions set forth in Articles V and VI, the closing of the sale and purchase of the Purchased Shares (the "CLOSING") shall take place at the offices of Holland & Knight LLP, one East Broward Boulevard, Suite 1300, Fort Lauderdale, Florida 33301, at 10:00 a.m., local time, on the Effective Time of the Merger, or at such other time, place and date that the Company and the Purchasers purchasing a majority of the Purchased Shares may agree in writing (the "CLOSING DATE"). On the Closing Date, the Company shall deliver to each of the Purchasers a certificate or certificates in definitive form and registered in the name of each such Purchaser, representing its Purchased Shares.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to each of the Purchasers on and as of the date hereof as follows:

                  3.1 CORPORATE EXISTENCE AND POWER. Except as set forth on
SCHEDULE 3.1, the Company and each of its Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has all requisite power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is proposed to be, engaged; and (c) is duly qualified as a foreign corporation, licensed and in good standing under the laws of each jurisdiction in which its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on the Condition of the Company. The Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement.

                  3.2 AUTHORIZATION; NO CONTRAVENTION; FBCA SECTIONS 607.0901 AND 607.0902. Except as set forth on SCHEDULE 3.2, the execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby (a) except for receipt of the Stockholder Approval, have been duly authorized by all necessary corporate action of the Company, including all actions, consents and approvals required by the Company's Board of Directors and stockholders; (b) do not contravene the terms of the Certificate of Incorporation or the By-laws or the organizational documents of any of the Subsidiaries; (c) do not violate, conflict with or result in any breach, default or contravention of (or with due notice or lapse of time or both would result in any breach, default or contravention of), or the creation of any Lien under, any Contractual Obligation of the Company or any of its Subsidiaries or any Requirement of Law applicable to the Company or any of its Subsidiaries; and (d) do not violate any judgment, injunction, writ, award, decree or order of any nature (collectively, "ORDERS") of any Governmental Authority against, or binding upon, the Company or any of its Subsidiaries. Section 607.0901 and
Section 607.0902 of the Florida Business Corporation Act are not applicable to the Company or to any of the transactions contemplated by this Agreement. The Board of Directors of the Company approved this Agreement and the transactions contemplated hereby and thereby at a meeting of the Board of Directors duly convened on December 4, 2003.

                  3.3 GOVERNMENTAL AUTHORIZATION; THIRD PARTY CONSENTS. Except as set forth on SCHEDULE 3.3, no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance (including, without limitation, the sale, issuance and delivery of the Purchased Shares) by, or enforcement against, the Company of this Agreement or the transactions contemplated hereby.

                  3.4 BINDING EFFECT. This Agreement has been duly executed and delivered by the Company, and constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

                  3.5 LITIGATION. Except as set forth on SCHEDULE 3.5, there are no actions, suits, proceedings, claims (including, without limitation, claims involving the prior employment of any of the Company's or any of its Subsidiaries' employees, their use in connection with the Company's or any of its Subsidiaries' business of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers), complaints, disputes, arbitrations or investigations (collectively, "CLAIMS") pending or, to the knowledge of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority against the Company or any of its Subsidiaries nor is the Company or any of its Subsidiaries aware that there is any basis for any of the foregoing that could reasonably be expected to have a material adverse effect on the Condition of the Company. No Order has been issued by any court or other Governmental Authority against the Company or any of its Subsidiaries purporting to enjoin or restrain the execution, delivery or performance of this Agreement.

                  3.6 COMPLIANCE WITH LAWS.

                  (a) Except as set forth on SCHEDULE 3.6(A), the Company and each of its Subsidiaries is in compliance in all material respects with all Requirements of Law and all Orders issued by any court or Governmental Authority against the Company and each of its Subsidiaries. To the knowledge of the Company, there is no Requirement of Law which could reasonably be expected to prohibit or restrict the Company or any of its Subsidiaries from, or otherwise materially adversely effect the Company or any of its Subsidiaries in, conducting its business in any jurisdiction in which it now conducts its business.

                  (b) The Company and each of its Subsidiaries has all material licenses, permits and approvals of any Governmental Authority (collectively, "PERMITS") that are necessary for the conduct of the business of the Company and each of its Subsidiaries; (ii) such Permits are in full force and effect; and
(iii) no violations are or have been recorded in respect of any Permit.

                  3.7 CAPITALIZATION.

                  (a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 13,333,333 and 1/3 shares of Common Stock, of which 6,783,493 shares shall be issued and outstanding and (ii) 2,000,000 shares of preferred stock, par value $0.01 per share, 130,000 of which are designated as Series A Preferred Stock, 15,000 of which are designated as Series B Preferred Stock, and 300,000 of which are designated as Series C Preferred Stock of which no shares of Series A Preferred Stock, no shares of Series B

Preferred Stock and 2,000 shares of Series C Preferred Stock are issued and outstanding and convertible into 13,333 shares of Common Stock and (iv) 1,555,000 shares of which are undesignated "blank check" preferred stock. As of the date of this Agreement, the aggregate number of options to purchase shares of Common Stock which may be issued under the Stock Option Plans is 1,648,482 of which 1,370,080 are outstanding. Except for the Warrants, and except as set forth on SCHEDULE 3.7(A), there are no options (other than options granted under the Stock Option Plans), warrants, conversion privileges, subscription or purchase rights or other rights currently outstanding to purchase or otherwise acquire (i) any authorized but unissued, unauthorized or treasury shares of the Company's capital stock, (ii) any Stock Equivalents or (iii) any other securities of the Company and there are no commitments, contracts, agreements, arrangements or understandings by the Company to issue any shares of the Company's capital stock or any Stock Equivalents or other securities of the Company. No anti-dilution rights of any capital stock or other securities issued by the Company shall be triggered as a result of the transactions contemplated hereby. The Purchased Shares are duly authorized, and when issued and sold to the Purchasers after payment therefor, will be validly issued, fully paid and non-assessable, will be issued in compliance with the registration and qualification requirements of all applicable federal, state and foreign securities laws and will be free and clear of all other Liens. All of the issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with the registration and qualification requirements of all applicable federal, state and foreign securities laws.

                  (b) SCHEDULE 3.7(B) sets forth, as of the Closing Date, a true and complete list of (x) each of the Subsidiaries of the Company and (y) the aggregate number of authorized and issued shares of capital stock of such Subsidiary. The Company owns all of the issued and outstanding capital stock of the Subsidiaries, free and clear of all Liens. All of such shares of capital stock are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with the registration and qualification requirements of all applicable federal, state and foreign securities laws. There are no options, warrants, conversion privileges, subscription or purchase rights or other rights currently outstanding to purchase or otherwise acquire any authorized but unissued, unauthorized or treasury shares of capital stock or other securities of, or any proprietary interest in, any of the Subsidiaries, and there is no outstanding security of any kind convertible into or exchangeable for such shares or proprietary interest.

                  3.8 NO DEFAULT OR BREACH; CONTRACTUAL OBLIGATIONS. All of the Contractual Obligations filed as exhibits or described in the SEC Reports or which are otherwise material to the Condition of the Company (collectively, the "MATERIAL CONTRACTUAL OBLIGATIONS") are valid, subsisting, in full force and effect and binding upon the Company or its Subsidiaries, as the case may be, and, to the knowledge of the Company, the other parties thereto, and the Company and each of its Subsidiaries has paid in full or accrued all amounts due thereunder and has satisfied in full or provided for all of its liabilities and obligations thereunder. Neither the Company nor any of its Subsidiaries has received notice of a default or is in default under, or with respect to, any Material Contractual Obligation nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder. No other party to any such Material Contractual Obligation is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by such other party thereunder.

                  3.9 TITLE TO PROPERTIES AND ASSETS. Except as set forth in
SCHEDULE 3.9, the Company and each of its Subsidiaries holds interests as lessee under leases in full force and effect in all real property used in connection with its business or otherwise owned or leased by it. The Company and each of its Subsidiaries owns and has good, valid, and marketable title to all of the material properties and assets used in its business and reflected as owned on the Financial Statements or so described in any Schedule hereto (collectively, the "Assets"), in each case free and clear of all Liens, except for Liens specifically described on the notes to the Financial Statements.

                  3.10 REPORTS; FINANCIAL STATEMENTS. (a) As of the respective dates of their filing with the Commission, all reports, registration statements and other filings, together with any amendments thereto, filed by the Company with the Commission since January 1, 2000 (the "SEC REPORTS"), complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the Commission promulgated thereunder. The SEC Reports did not at the time they were filed with the Commission contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (b) The audited consolidated financial statements of the Company and its Subsidiaries (balance sheet and statements of operations, cash flow and stockholders' equity, together with the notes thereto) for the fiscal year ended December 31, 2002 which contains the unqualified report of PricewaterhouseCoopers LLP (the "AUDITED FINANCIAL STATEMENTS") and the unaudited consolidated financial statements of the Company and its Subsidiaries (balance sheet and statements of operations) for the fiscal quarter ended September 30, 2003 (the "UNAUDITED FINANCIAL STATEMENTS" and, together with the Audited Financial Statements, the "FINANCIAL STATEMENTS") set forth in the SEC Reports are complete and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and with each other, except that the Unaudited Financial Statements do not contain footnotes or normal year-end adjustments. The Financial Statements fairly present in all material respects the financial condition, operating results and cash flows of the Company and its Subsidiaries as of the respective dates and for the respective periods indicated in accordance with GAAP, except that the Unaudited Financial Statements do not contain footnotes or normal year-end adjustments.

                  3.11 TAXES. Except as set forth in SCHEDULE 3.11, (a) The Company and each of its Subsidiaries has paid all material Taxes which have come due and are required to be paid by it through the date hereof, and all deficiencies or other additions to Tax, interest and penalties owed by it in connection with any such Taxes, other than Taxes being disputed by the Company and each of its Subsidiaries in good faith for which adequate reserves have been made in accordance with GAAP; (b) the Company and each of its Subsidiaries has timely filed or caused to be filed all returns for Taxes that it is required to file on and through the date hereof (including all applicable extensions), and all such Tax returns are accurate and complete in all material respects; (c) with respect to all Tax returns of the Company and each of its Subsidiaries, (i) to the knowledge of the Company, there is no unassessed Tax deficiency proposed or, to the knowledge of the Company or any of its Subsidiaries, threatened against the Company or any of its Subsidiaries and (ii) no audit is in progress with respect to any return for Taxes, no extension of time is in force with respect to any date on which any return for Taxes was or is to be filed and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax; (d) all provisions for Tax liabilities of the Company and each of its Subsidiaries with respect to the Financial Statements have been made in accordance with GAAP consistently applied; and (e) there are no Liens for Taxes on the assets of either the Company or any of its Subsidiaries.

                  3.12 NO MATERIAL ADVERSE CHANGE; ORDINARY COURSE OF BUSINESS. Except as set forth in SCHEDULE 3.12 or in the SEC Reports filed prior to the date hereof, since December 31, 2002, (a) there has not been any material adverse change in the Condition of the Company, (b) the Company and each of its Subsidiaries has not participated in any transaction material to the Condition of the Company which is outside the ordinary course of business, (c) the Company and each of its Subsidiaries has not increased the compensation of any of its officers or the rate of pay of any of its employees, except as part of regular compensation increases in the ordinary course of business, (d) the Company and each of its Subsidiaries has not created or assumed any Lien on a material asset of the Company or any of its Subsidiaries, and (e) there has not occurred a material change in the Company's or any of its Subsidiaries' accounting principles or practice except as required by reason of a change in GAAP.

                  3.13 PRIVATE OFFERING. No form of general solicitation or general advertising was used by the Company or its representatives in connection with the offer or sale of the Purchased Shares. Assuming the accuracy of the representations and warranties of the Purchasers set forth in Article IV, no registration of the Purchased Shares, pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws, will be required by the offer, sale or issuance of the Purchased Shares. The Company agrees that neither it, nor anyone acting on its behalf, shall offer to sell the Purchased Shares or any other securities of the Company so as to require the registration of the Purchased Shares pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws, unless such Purchased Shares or other securities are so registered.

                  3.14 LABOR RELATIONS. Except as could not reasonably be expected to have a material adverse effect on the Condition of the Company, (a) neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice; (b) there is no strike, labor dispute, slowdown or stoppage pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries; and (c) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or contract.

                  3.15 EMPLOYEE BENEFIT PLANS.

                  (a) The SEC Reports disclose or describe each Company Plan that is required to be disclosed or described in such SEC Reports pursuant to the Exchange Act and the Securities Act. The Company and each of its Subsidiaries has no liability under any Plans other than the Company Plans. Except as disclosed in the SEC Reports, neither the Company, its Subsidiaries nor any Commonly Controlled Entity maintains or contributes to, or has within the preceding six years maintained or contributed to, or may have any liability with respect to any Plan subject to Title IV of ERISA or Section 412 of the Code or any "multiple employer plan" within the meaning of the Code or ERISA. Each Company Plan (and related trust, insurance contract or fund) has been established and administered in all material respects in accordance with its terms, and complies in form and in operation in all material respects with the applicable requirements of ERISA and the Code and other applicable Requirements of Law.

                  (b) No Claim with respect to the administration or the investment of the assets of any Company Plan (other than routine claims for benefits) is pending.

                  (c) Each Company Plan that is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period since its adoption; and each trust created under any such Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation.

                  (d) The consummation of the transactions contemplated by this Agreement will not accelerate the time of the payment or vesting of, or increase the amount of, compensation due to any employee or former employee whether or not such payment would constitute an "excess parachute payment" under section 280G of the Code.

                  (e) All material unfunded obligations under any Company Plan which are required to be reflected on the Financial Statements in accordance with GAAP have been reflected on the Financial Statements.

                  3.16 LIABILITIES. The Company and each of its Subsidiaries do not have any direct or indirect obligation or liability (the "LIABILITIES") other than (a) Liabilities fully and adequately reflected or reserved against on the Financial Statements and (b) Liabilities incurred since December 31, 2002 in the ordinary course of business.

                  3.17 INTELLECTUAL PROPERTY.

                  (a) (i) Except as set forth in SCHEDULE 3.17(A), the Company and each of its Subsidiaries is the owner of all, or has a license under all of, the material Copyrights, Patents, Trade Secrets, Trademarks, Internet Assets, Software and other proprietary rights (collectively, "INTELLECTUAL PROPERTY") that are used in connection with its business as presently conducted, free and clear of all Liens.

                           (ii) None of the Intellectual Property owned by the
Company or any of its Subsidiaries is subject to any outstanding Order, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the knowledge of the Company, threatened, which challenges the validity, enforceability, use or ownership of the item.

                           (iii) The Company and each of its Subsidiaries has
substantially performed all material obligations imposed upon it under any material license, material sublicenses, material distribution agreement or other material agreement relating to any Intellectual Property not owned by the Company or any of its Subsidiaries, and is not, nor to the knowledge of the Company, is any other party thereto, in material breach of any material terms or default of any material terms thereunder in any respect, nor is there any event which with notice or lapse of time or both would constitute a default thereunder. All such Intellectual Property licenses are valid, enforceable and in full force and effect, and will continue to be so on identical terms immediately following the Closing except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

                           (iv) Except as set forth in SCHEDULE 3.17(A) and
except as disclosed in the SEC Reports, none of the Intellectual Property currently sold or licensed by the Company or any of its Subsidiaries to any Person, or, to the knowledge of the Company, used by or licensed to the Company or any of its Subsidiaries by any Person, infringes in any material respect upon or otherwise violates in any material respect any Intellectual Property rights of others.

                           (v) Except as disclosed in the SEC Reports, no
litigation is pending and no Claim has been made against the Company or any of its Subsidiaries or, to the knowledge of the Company, is threatened, contesting the right of the Company or any of its Subsidiaries to sell or license to any Person or use the Intellectual Property presently sold or licensed to such Person or used by the Company or any of its Subsidiaries.

                  (b) Except as set forth on SCHEDULE 3.17(B) or as disclosed in the SEC Reports, to the knowledge of the Company, no Person is infringing upon or otherwise violating the Intellectual Property rights of the Company or any of its Subsidiaries.

                  (c) No former employer of any employee of the Company or any of its Subsidiaries, and no client of any consultant of the Company or any of its Subsidiaries, has made a claim against the Company or any of its Subsidiaries or, to the knowledge of the Company, against any other Person, that such employee or such consultant is utilizing Intellectual Property of such former employer or client.

                  (d) Except as set forth on SCHEDULE 3.17(D), to the knowledge of the Company, no employee of the Company or any of its Subsidiaries is in violation of any employment agreement, patent or invention disclosure agreement or other contract or agreement setting forth the terms of employment of such employee with the Company or any of its Subsidiaries or any prior employer.

                  (e) Except as set forth on SCHEDULE 3.17(E), to the knowledge of the Company, none of the material Trade Secrets of the Company, wherever located, the value of which is contingent upon maintenance of confidentiality thereof, has been disclosed to any Person other than employees, representatives and agents of the Company or any of its Subsidiaries or to other Persons who have executed appropriate nondisclosure agreements, except as required pursuant to the filing of a patent application by the Company or any of its Subsidiaries.

                  (f) All present key employees of the Company and each of its Subsidiaries have executed and delivered invention agreements with the Company and each of its Subsidiaries, and are obligated under the terms thereof to assign all inventions made by them during the course of employment to the Company and each of its Subsidiaries. No such employee or present consultant of the Company or any of its Subsidiaries has excluded works or inventions used by the Company but made prior to his employment with, or work for, the Company or any of its Subsidiaries from his assignment of inventions pursuant to such proprietary invention agreements.

                  3.18 NETWORK REDUNDANCY AND COMPUTER BACK-UP. Except as could not reasonably be expected to have a material adverse effect on the Condition of the Company, the Company and each of its Subsidiaries has made back-ups of all material computer Software and databases utilized by it and maintain such Software and databases at a secure off-site location.

                  3.19 PRIVACY OF CUSTOMER INFORMATION. Except as set forth on
SCHEDULE 3.19, neither the Company nor any of its Subsidiaries uses any of the customer information it receives through its website or otherwise in a manner violative in any material respect of the Company's or any of its Subsidiaries' privacy policy or the privacy rights of its customers under applicable law.

                  3.20 POTENTIAL CONFLICTS OF INTEREST. Except as set forth on
SCHEDULE 3.20, or as disclosed in the SEC Reports, to the knowledge of the Company, no officer or director of the Company, no stockholder Beneficially Owning in excess of five percent of the outstanding Common Stock, and no spouse of any such officer or director (a) owns, directly or indirectly, any interest in (excepting less than one percent (1%) stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or borrower from, the Company or any of its Subsidiaries; or (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property material to the conduct of the business of the Company or its Subsidiaries.

                  3.21 TRADE RELATIONS. Except as set forth in SCHEDULE 3.21, there exists no actual or, to the knowledge of the Company or any of its Subsidiaries, threatened termination, cancellation or limitation of, or any adverse change in, the business relationship of the Company or any of its Subsidiaries with any customer or supplier or any group of customers or suppliers whose purchases or inventories provided to the Company's and each of its Subsidiaries' business are individually or in the aggregate material to the Condition of the Company.

                  3.22 BROKER'S, FINDER'S OR SIMILAR FEES. Except as set forth on SCHEDULE 3.22, there are no brokerage commissions, finder's fees or similar fees or commissions payable by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Company or any of its Subsidiaries or any action taken by any such Person.

                  3.23 STOCKHOLDER APPROVAL. The approval of the holders of a majority of the outstanding shares of the Company's Common Stock, present in person or proxy at a properly convened meeting of the Company's stockholders (the "STOCKHOLDER APPROVAL"), is the sole stockholder consent required for (i) the issuance and sale of the Purchased Shares to the Purchasers in accordance with this Agreement, (ii) the consummation of the Merger in accordance with the Merger Agreement and (iii) the consummation of the other transactions contemplated by this Agreement and the Merger Agreement.

                  3.24 TRUE AND COMPLETE COPY OF MERGER AGREEMENT AND OTHER TRANSACTION-RELATED AGREEMENTS. The Company has delivered to each of the Purchasers a true, correct and complete copy of the Merger Agreement and all other agreements related thereto or to the transactions contemplated thereby, including without limitation, the Merger (collectively, the "ACQUISITION DOCUMENTS"). The Acquisition Documents (i) have been executed in the exact form as provided, (ii) have not been amended or modified and (iii) are in full force and effect. Each of the representations and warranties of the Company made in
Article IV of the Merger Agreement are true and correct in all material respects.

                  3.25 REGISTRATION RIGHTS. The Purchased Shares purchased by GAP LP, GAP Coinvestment, GapStar and GmbH Coinvestment shall be Registerable Securities.

                  3.26 OBSERVANCE OF COVENANTS. The Company has not failed to observe or perform any of the covenants set forth in Article VIII of the Stock and Warrant Purchase Agreement, except that the Board of Directors of the Company is comprised of eight members. Subject to Section 10.5 hereof, all of such covenants are in full force and effect and remain binding upon the Company.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

                  Each of the Purchasers hereby represents and warrants, severally and not jointly, to the Company as follows:

                  4.1 EXISTENCE AND POWER. Such Purchaser (a) is a limited partnership or limited liability company, as the case may be, duly organized and validly existing under the laws of the jurisdiction of its formation and (b) has the requisite partnership or limited liability company, as the case may be, power and authority to execute, deliver and perform its obligations under this Agreement.

                  4.2 AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by such Purchaser of this Agreement and the transactions contemplated hereby (a) have been duly authorized by all necessary partnership or limited liability company, as the case may be, action, (b) do not contravene the terms of such Purchaser's organizational documents, or any amendment thereof, and (c) do not violate, conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation of such Purchaser or any Requirement of Law applicable to such Purchaser (except for the Lien created on the Purchased Shares purchased by GapStar to secure its obligations under a bona fide loan made to acquire such Purchased Shares), and
(d) do not violate any Orders of any Governmental Authority against, or binding upon, such Purchaser.

                  4.3 GOVERNMENTAL AUTHORIZATION; THIRD PARTY CONSENTS. No approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance (including, without limitation, the purchase of the Purchased Shares) by, or enforcement against, such Purchaser of this Agreement or the transactions contemplated hereby.

                  4.4 BINDING EFFECT. This Agreement has been duly executed and delivered by such Purchaser and constitutes the legal, valid and binding obligations of such Purchaser, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

                  4.5 PURCHASE FOR OWN ACCOUNT. The Purchased Shares to be acquired by such Purchaser pursuant to this Agreement are being acquired for its own account for investment only, and not with a view to, or for sale in connection with, any distribution of such Purchased Shares or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, any state of the United States or any foreign jurisdiction. Such Purchaser understands and agrees that such Purchased Shares have not been registered under the Securities Act and are "restricted securities" within the meaning of Rule 144 under the Securities Act; and that the Purchased Shares cannot be sold, transferred or otherwise disposed of except in compliance with the Securities Act and applicable state and foreign securities laws, as then in effect. Such Purchaser agrees to the imprinting of a legend on certificates representing all of its Purchased Shares to the following effect:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY FOREIGN JURISDICTION. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS UPON TRANSFER PURSUANT TO A STOCK PURCHASE AGREEMENT DATED AS OF DECEMBER 5, 2003, AS MAY BE AMENDED FROM TIME TO TIME. A COPY OF THE STOCK PURCHASE AGREEMENT MAY BE OBTAINED FROM THE COMPANY WITHOUT CHARGE UPON THE WRITTEN REQUEST OF THE HOLDER HEREOF.

                  4.6 RESTRICTED SECURITIES. Such Purchaser understands that the Purchased Shares will not be registered at the time of their issuance under the Securities Act for the reason that the sale provided for in this Agreement is exempt pursuant to Section 4(2) of the Securities Act and that the reliance of the Company on such exemption is predicated in part on such Purchaser's representations set forth herein.

                  4.7 BROKER'S, FINDER'S OR SIMILAR FEES. There are no brokerage commissions, finder's fees or similar fees or commissions payable by such Purchaser in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with such Purchaser or any action taken by such Purchaser.

                  4.8 ACCREDITED INVESTOR. Such Purchaser is an "Accredited Investor" within the meaning of Rule 501 of Regulation D under the Securities Act, as presently in effect.

                                   ARTICLE V

                          CONDITIONS TO THE OBLIGATION
                           OF THE PURCHASERS TO CLOSE

                  The obligation of each of the Purchasers to purchase the Purchased Shares, to pay the purchase price therefor at the Closing and to perform any obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, the Purchasers purchasing a majority of the Purchased Shares of the following conditions on or before the Closing Date.

                  5.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in Article III hereof shall be true and correct in all material respects (except for any such representations and warranties which are qualified by their terms by a reference to materiality or material adverse effect, which representation as so qualified shall be true and correct in all respects) at and on the Closing Date as if made at and on such date, except where the failure of such representations or warranties to be true or correct would not have, individually or in the aggregate, a Material Adverse Effect, and, to the knowledge of the Company, each of the representations and warranties of Planvista contained in Article III of the Merger Agreement shall be true and correct, except where the failure of such representations or warranties to be true or correct would not have, individually or in the aggregate, a Company Material Adverse Effect (as defined in the Merger Agreement).

                  5.2 COMPLIANCE WITH THIS AGREEMENT. The Company shall have performed and complied in all material respects with all of its agreements set forth herein that are required to be performed by the Company on or before the Closing Date.

                  5.3 OFFICER'S CERTIFICATE. The Purchasers shall have received a certificate from the Company, in form and substance satisfactory to the Purchaser, dated the Closing Date, and signed by the Chief Executive Officer and Chief Financial Officer of the Company, certifying as to the matters set forth in Section 5.1 and 5.2.

                  5.4 SECRETARY'S CERTIFICATE. The Purchasers shall have received a certificate from the Company, in form and substance satisfactory to the Purchasers purchasing a majority of the Purchased Shares, dated the Closing Date and signed by the Secretary of the Company, certifying (a) that the Company is in good standing with the Secretary of State of the State of Florida, (b) that the attached copies of the Articles of Incorporation, the By-laws, resolutions of the Board of Directors approving this Agreement and the transactions contemplated hereby and thereby, are all true, complete and correct and remain unamended and in full force and effect, and (c) as to the incumbency and specimen signature of each officer of the Company executing this Agreement and any other document delivered in connection herewith on behalf of the Company.

                  5.5 PURCHASED SHARES. The Company shall have delivered to each of the Purchasers certificates in definitive form representing the number of

Purchased Shares set forth opposite such Purchaser's name on Schedule 2.1 hereto, registered in the name of such Purchaser.

                  5.6 OPINION OF COUNSEL. The Purchasers shall have received an opinion of Holland & Knight LLP, dated the Closing Date, relating to the transactions contemplated by or referred to herein, substantially in the form attached hereto as Exhibit A.

                  5.7 NASD. The Purchased Shares shall have been approved for quotation on the Nasdaq Stock Market, Inc.

                  5.8 STOCKHOLDER APPROVAL. The Company shall have received the Stockholder Approval and the Purchasers shall have received satisfactory evidence thereof.

                  5.9 AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT. The Company shall have duly executed and delivered to the Purchasers the Amended and Restated Registration Rights Agreement substantially in the form attached hereto as Exhibit B (the "AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT").

                  5.10 NO MATERIAL ADVERSE CHANGE. Since the date hereof, there shall not have occurred any event, change or effect having, individually or in the aggregate, a Material Adverse Effect.

                  5.11 CONSENTS AND APPROVALS. All consents, exemptions, authorizations, or other actions by, or notice to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law and with respect to those Contractual Obligations of the Company which are necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of this Agreement shall have been obtained and be in full force and effect, and the Purchasers shall have been furnished with appropriate evidence thereof and all applicable waiting periods shall have expired without any action being taken or threatened which would have a material adverse effect on the Condition of the Company.

                  5.12 NO MATERIAL JUDGMENT OR ORDER. There shall not be on the Closing Date any Order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law which would, in the reasonable judgment of the Purchasers purchasing a majority of the Purchased Shares, (a) prohibit or restrict (i) the purchase of the Purchased Shares or (ii) the consummation of the other transactions contemplated by this Agreement, (b) subject any of the Purchasers to any material penalty or onerous condition under or pursuant to any Requirement of Law if the Purchased Shares were to be purchased hereunder or (c) restrict the operation of the business of the Company as conducted on the date hereof in a manner that would have a Material Adverse Effect.

                  5.13 NO LITIGATION. No action, suit, proceeding, claim or dispute shall have been brought or otherwise arisen at law, in equity, in arbitration or before any Governmental Authority against the Company which would, if adversely determined (a) have a material adverse effect on the Condition of the Company or (b) have a Material Adverse Effect.

                  5.14 SATISFACTION OF CONDITIONS; CONSUMMATION OF THE MERGER.

                  (a) All conditions to the obligation of each party to the Merger Agreement to effect the Merger thereunder shall have been satisfied.

                  (b) The Merger shall have been consummated in accordance with the Merger Agreement.

                                   ARTICLE VI

                   CONDITIONS TO THE OBLIGATION OF THE COMPANY
                      AND THE SELLING STOCKHOLDERS TO CLOSE

                  The obligation of the Company to issue and sell the Purchased Shares and the obligations of the Company to perform its other obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, the Company of the following conditions on or before the Closing Date:

                  6.1 PAYMENT OF PURCHASE PRICE. Each Purchaser shall be prepared to pay, by wire transfer, the aggregate purchase price for the Purchased Shares to be purchased by such Purchaser.

                  6.2 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Purchasers contained in Article IV hereof shall be true and correct in all material respects (except for any such representations and warranties which are qualified by their terms by a reference to materiality or material adverse effect, which representation as so qualified shall be true and correct in all respects) at and on the Closing Date as if made at and on such date.

                  6.3 STOCKHOLDER APPROVAL. The Company shall have received the Stockholder Approval.

                  6.4 SATISFACTION OF CONDITIONS. All conditions to the obligation of each party to the Merger Agreement to effect the Merger thereunder shall have been satisfied.

                                  ARTICLE VII

                                 INDEMNIFICATION

                  7.1 INDEMNIFICATION. Subject to the limitations set forth in
Section 7.4, the Company (the "INDEMNIFYING PARTY") agrees to indemnify, defend and hold harmless each of the Purchasers and its Affiliates and their respective officers, managers, directors, agents, employees, subsidiaries, partners, members and controlling persons (each, an "INDEMNIFIED PARTY") to the fullest extent permitted by law from and against any and all losses, Claims, or written threats thereof (including, without limitation, any Claim by a third party), damages, expenses (including reasonable fees, disbursements and other charges of counsel incurred by the Indemnified Party in any action between the Company Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party (other than a third party who is an Affiliate of such Indemnified Party) or otherwise in the manner described in Section 7.2 below) or other liabilities (collectively, "LOSSES") resulting from or arising out of any breach of any representation or warranty, covenant or agreement by the Company in this Agreement. In connection with the obligation of the Indemnifying Party to indemnify for expenses as set forth above, the Indemnifying Party shall, upon presentation of appropriate invoices containing reasonable detail, reimburse each Indemnified Party for all such expenses (including reasonable fees, disbursements and other charges of counsel incurred by the Indemnified Party in any action between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party (other than a third party who is an Affiliate of such Indemnified Party) as they are incurred by such Indemnified Party; provided, however, that if an Indemnified Party is reimbursed under this
Article VII for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that such expenses resulted solely from the gross negligence or willful misconduct of such Indemnified Party.

                  7.2 NOTIFICATION. Each Indemnified Party under this Article VII shall, promptly after the receipt of notice of the commencement of any Claim against such Indemnified Party in respect of which indemnity may be sought from the Indemnifying Party under this Article VII, notify the Indemnifying Party in writing of the commencement thereof. The omission of any Indemnified Party to so notify the Indemnifying Party of any such action shall not relieve the Indemnifying Parties from any liability which it may have to such Indemnified Party (a) other than pursuant to this Article VII or (b) under this Article VII unless, and only to the extent that, such omission results in such Indemnifying Party's forfeiture of substantive rights or defenses. In case any such Claim shall be brought against any Indemnified Party, and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to assume the defense thereof at their own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense at its own expense. Notwithstanding the foregoing, in any Claim in which both the Indemnifying Party, on the one hand, and an Indemnified Party, on the other hand, are, or are reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel and to control its own defense of such Claim if, in the reasonable opinion of counsel to such Indemnified Party, either (x) one or more defenses are available to the Indemnified Party that are not available to the Indemnifying Parties or
(y) a conflict or potential conflict exists between the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; provided, however, that the Indemnifying

Party (i) shall not be liable for the fees and expenses of more than one counsel to all Indemnified Parties and (ii) shall reimburse the Indemnified Parties for all of such fees and expenses of such counsel, as such fees and expenses are incurred. The Indemnifying Party agrees that it will not, without the prior written consent of the Purchasers purchasing a majority of the Purchased Shares, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising or that may arise out of such Claim. The Indemnifying Party shall not be liable for any settlement of any Claim effected against an Indemnified Party without its written consent, which consent shall not be unreasonably withheld. The rights accorded to an Indemnified Party hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise; provided, however, that notwithstanding the foregoing or anything to the contrary contained in this Agreement, nothing in this Article VII shall restrict or limit any rights that any Indemnified Party may have to seek equitable relief.

                  7.3 CONTRIBUTION. If the indemnification provided for in this
Article VII from an Indemnifying Party is unavailable to an Indemnified Party hereunder in respect of any Losses for which such Indemnified Party would otherwise be required to indemnify the Indemnified Party under this Article VII, then such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of such Indemnifying Party and Indemnified Party in connection with the actions which resulted in such Losses, as well as any other relevant equitable considerations. The relative faults of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses referred to above shall be deemed to include any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding.

                  7.4 CAP ON INDEMNIFICATION. The amount of any payment by the Indemnifying Party to the Indemnified Parties under this Article VII in respect of Losses resulting from or arising out of any indemnification claim made pursuant to Section 7.1 shall in no event exceed the aggregate purchase price paid to the Company in consideration of the Purchased Shares.

                                  ARTICLE VIII

                            COVENANTS OF THE COMPANY

                  The Company hereby covenants and agrees with the Purchasers as follows:

                  8.1 INTERIM ACTIONS. From and after the date hereof through and until the Closing, the Company shall not, except as contemplated by this Agreement, and shall cause each of its Subsidiaries not to, take any action or fail to take any action that has the purpose or effect of obstructing, hindering or delaying the issuance and sale of the Purchased Shares to the Purchasers in accordance with this Agreement or any of the other transactions contemplated hereby; PROVIDED, HOWEVER, that the foregoing shall not prevent the Company from terminating the Merger Agreement in accordance with its terms or otherwise exercising its rights and performing its obligations under the Merger Agreement.

                  8.2 STOCKHOLDER APPROVAL.

                  (a) As soon as practicable following the date hereof, the Company will prepare and file with the Commission a proxy statement to be distributed to the Company's stockholders in connection with the solicitation of votes in favor of the Stockholder Approval (as amended or supplemented from time to time, the "Proxy Statement"). The Company shall use its reasonable best efforts to (i) respond as promptly as practicable to any comments of the Commission with respect thereto (ii) have or cause the Proxy Statement to be cleared by the Commission as promptly as practicable and (iii) cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable thereafter. The Company shall promptly notify each of the Purchasers upon the receipt of comments from the Commission or its staff or any request from the Commission or its staff for amendments or supplements to the Proxy Statement and shall provide each of the Purchasers with copies of all correspondence between the Company and its representatives, on the one hand, and the Commission and its staff, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the Commission with respect thereto, the Company
(x) shall provide each of the Purchasers with an opportunity to review and comment on such document or response, (y) shall include in such document or response all comments reasonably proposed by the Purchasers and (z) shall not file or mail such document or respond to the Commission prior to receiving the approval of the Purchasers purchasing a majority of the Purchased Shares, which approval shall not unreasonably be withheld or delayed. The Company shall use its reasonable best efforts to cause the Proxy Statement to comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation,
Section 14(a) thereof.

                  (b) Following the clearance by the Commission of the Proxy Statement and upon the mailing thereof to the Company's stockholders, the Company shall call and arrange for a special meeting of the stockholders of the Company and take such other actions necessary to obtain the Stockholder Approval as promptly as practicable. Unless there has been a Parent Change of Recommendation (as such term is defined in the Merger Agreement), the Company shall, through its Board of Directors, recommend to its stockholders that they approve and authorize the issuance and sale of the Purchased Shares to the Purchasers in accordance with this Agreement.

                  8.3 THE ACQUISITION. The Company acknowledges that the Purchasers have entered into this Agreement in reliance upon the fact that the Company shall consummate the transactions contemplated by the Merger Agreement.

                  8.4 AMENDMENT OF ACQUISITION DOCUMENTS. From and after the date hereof through and until the Effective Time of the Merger, without the prior written consent of the Purchasers purchasing a majority of the Purchased Shares which shall not be unreasonably withheld or delayed, the Company shall not, and shall cause its Subsidiaries not to, amend, modify or waive any provision of the Merger Agreement or any other Acquisition Document.

                  8.5 RESTRICTION ON TRANSFER OF SECURITIES.

                  (a) Each of the Purchasers and GAP 74 hereby agrees not to, directly or indirectly, sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, transfer, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Exchange Act or otherwise dispose (each, a "TRANSFER") of, any Restricted Shares prior to the first anniversary of the Closing Date, except (i) GAP LP, GAP Coinvestment, GapStar, GMBH Coinvestment and GAP 74 may Transfer, in the aggregate, so many Restricted Shares in any three month period as would be permitted pursuant to Rule 144(e)(1)(i) promulgated by the Commission under the Securities Act (as in effect on the date hereof) whether or not Rule 144(e)(1)(i) is applicable and whether or not the other conditions set forth in Rule 144 are satisfied, (ii) PVC, ComVest, Shea and Priddy may Transfer, in the aggregate, so many Restricted Shares in any three month period as would be permitted pursuant to Rule 144(e)(1)(i) promulgated by the Commission under the Securities Act (as in effect on the date hereof) whether or not Rule 144(e)(1)(i) is applicable and whether or not the other conditions set forth in Rule 144 are satisfied, (iii) to a Permitted Transferee in accordance with clause (b) of this Section 8.5 who enters into a written joinder agreement reasonably acceptable to the Company acknowledging that such Permitted Transferee is acquiring the Restricted Shares subject to the obligations and restrictions set forth in this Agreement with respect to such Restricted Shares,
(iv) in connection with a Sale Transaction and (v) any Transfer which has been approved in advance by the Board of Directors. For the avoidance of doubt, any Transfer of Restricted Shares pursuant to any of the foregoing clauses (i) through (v) shall be without duplication of any Transfer of Restricted Shares pursuant to any other of the foregoing clauses (i) through (v). The Company may neither waive the foregoing restrictions on Transfer with respect to any of GAP LP, GAP Coinvestment, GapStar, GMBH Coinvestment or GAP 74 without similarly waiving the foregoing restrictions on Transfer with respect to PVC, ComVest, Shea or Priddy (allocated among such parties as such parties shall agree) nor waive the foregoing restrictions on Transfer with respect to PVC, ComVest, Shea or Priddy without similarly waiving the foregoing restrictions on Transfer with respect to GAP LP, GAP Coinvestment, GapStar, GMBH Coinvestment or GAP 74 (allocated among such parties as such parties shall agree).

                  (b) Notwithstanding anything to the contrary contained in this Agreement, at any time, (i) each of the Purchasers who is an individual may Transfer all or any portion of his or its Restricted Shares to or among (x) a member of such Purchaser's immediate family, which shall include his spouse, siblings, children or grandchildren ("FAMILY MEMBERS") or (y) a trust, corporation, partnership or limited liability company, all of the beneficial interests in which shall be held by such Purchaser or one or more Family Members of such Purchaser; PROVIDED, HOWEVER, that during the period that any such trust, corporation, partnership or limited liability company holds any right, title or interest in any Restricted Shares, no Person other than such Purchaser or one of more Family Members of such Purchaser may be or may become beneficiaries, stockholders, limited or general partners or members thereof,
(ii) (A) each of the Purchasers may Transfer all or any portion of its Restricted Shares to any of its Affiliates, (B) GapStar may pledge and grant a security interest in all or any portion of its Restricted Shares to a lender to secure its obligations under a bona fide loan made to acquire such Restricted Shares and (C) PVC may Transfer all or any portion of its Restricted Shares to its members (the Persons referred to in the preceding clauses (i) and (ii) are each referred to hereinafter as a "PERMITTED TRANSFEREE"). A Permitted Transferee of Restricted Shares pursuant to this Section 8.5(b) may Transfer its Restricted Shares pursuant to this Section 8.5(b) only to the transferor Purchaser or to a Person that is a Permitted Transferee of such transferor Purchaser. No Purchaser shall avoid the provisions of this Agreement by making one or more Transfers to one or more Permitted Transferees and then disposing of all or any portion of such party' s interest in any such Permitted Transferee, and any Transfer or attempted Transfer in violation of this covenant shall be null and void AB INITIO.

                  8.6 WAIVER OF ANTI-DILUTION PROVISIONS. Each of PVC, Comvest, Shea and Priddy hereby waives on its own behalf and on behalf of each of its Affiliates the operation of any anti-dilution or adjustment provisions set forth in any security or Stock Equivalent of the Company held by such Person as a result of the issuance of shares of the Common Stock by the Company in connection with the transactions contemplated by this Agreement and the Merger Agreement.

                                   ARTICLE IX

                            TERMINATION OF AGREEMENT

                  9.1 TERMINATION. This Agreement may be terminated by written notice prior to the Closing as follows:

                  (a) at any time on or prior to the Closing Date, by mutual written consent of the Company and the Purchasers purchasing a majority of the Purchased Shares;

                  (b) at the election of the Company or the Purchasers purchasing a majority of the Purchased Shares by written notice to the other parties hereto after 5:00 p.m., New York time, on April 30, 2004, if the Closing shall not have occurred, unless such date is extended by the mutual written consent of the Company and the Purchasers purchasing a majority of the Purchased Shares; PROVIDED, HOWEVER, that the right to terminate this Agreement under this
Section 9.1(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

                  (c) at the election of the Purchasers purchasing a majority of the Purchased Shares or the Company, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, which breach has not been cured within fifteen (15) days of written notice to the Company of such breach.

                  (d) at the election of the Company, if there has been a material breach of any representation, warranty, covenant or agreement on the part of any of the Purchasers contained in this Agreement, which breach has not been cured within fifteen (15) days of written notice to the Purchasers of such breach.

                  (e) at the election of any of the Purchasers (with respect to such Purchaser) or the Company, if the Merger Agreement has been terminated.

                  If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 9.2.

                  9.2 SURVIVAL. If this Agreement is terminated and the transactions contemplated hereby are not consummated as described above, this Agreement shall become void and of no further force and effect, except for the provisions of Article 1 and this Section 9.2; PROVIDED, HOWEVER, that (a) none of the parties hereto shall have any liability in respect of a termination of this Agreement pursuant to Section 9.1(a) or Section 9.1(b) and (b) nothing shall relieve the Company from liability for actual damages resulting from a termination of this Agreement pursuant to Section 9.1(c), or Section 9.1(e) if the Merger Agreement has been terminated pursuant to Section 8.01(h) thereof, and nothing shall relieve the Purchasers from liability for actual damages resulting from a termination of this Agreement pursuant to Section 9.1(d); and PROVIDED, FURTHER, that none of the parties hereto shall have any liability for speculative, indirect, unforeseeable or consequential damages or lost profits resulting from any legal action relating to any termination of this Agreement.

                                   ARTICLE X

                                  MISCELLANEOUS

                  10.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties made herein shall survive the execution and delivery of this Agreement until the date that is ninety (90) days after the receipt by the Purchasers of audited consolidated financial statements of the Company and its Subsidiaries for the fiscal year ending December 31, 2004 (or, if such fiscal year changes and no such audited consolidated financial statements are available, then the successor fiscal year), except for (a)

Sections 3.1, 3.2, 3.4, 3.7, 3.13, 3.22, 3.23, 3.24, 3.25 and 3.26, which representations and warranties shall survive indefinitely and (b) Section 3.11, which shall survive until the later to occur of (i) the lapse of the statute of limitations with respect to the assessment of any Tax to which such representation and warranty relates (including any extensions or waivers thereof) and (ii) sixty (60) days after the final administrative or judicial determination of the Taxes to which such representation and warranty relates, and no claim with respect to Section 3.11 may be asserted thereafter with the exception of claims arising out of any fact, circumstance, action or proceeding to which the party asserting such claim shall have given notice to the other parties to this Agreement prior to the termination of such period of reasonable belief that a tax liability will subsequently arise therefrom.

                  10.2 NOTICES. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

                  if to the Company:

                  ProxyMed, Inc.
                  2555 Davie Rd., Suite 110
                  Fort Lauderdale, FL  33317
                  Telecopy: (954) 473-2341
                  Attention: Michael K. Hoover, Chief Executive Officer
                             Rafael G. Rodriguez, In-House Counsel

                  with a copy to:

                  Holland & Knight LLP
                  701 Brickell Avenue, Suite 3000
                  Miami, FL  33131
                  Telecopy: (305) 789-7799
                  Attention: Rodney H. Bell, Esq.

                  if to GAP LP, GAP Coinvestment or GapStar:

                  c/o General Atlantic Service Corporation
                  3 Pickwick Plaza
                  Greenwich, CT 06830
                  Telecopy:  (203) 622-8818
                  Attention:  Matthew Nimetz
                              Thomas J. Murphy
                  with a copy to:

                  Paul, Weiss, Rifkind, Wharton & Garrison
                  1285 Avenue of the Americas
                  New York, NY 10019-6064
                  Telecopy:  (212) 757-3990
                  Attention:  Douglas A. Cifu, Esq.

                  if to GmbH Coinvestment:

                  c/o General Atlantic Partners GmbH
                  Koenigsalle 88
                  40212 Duesseldorf
                  Germany
                  Telecopy:  011-49-211-602-888-89
                  Attention:  Matthew Nimetz
                              Thomas J. Murphy


                  with a copy to:

                  General Atlantic Service Corporation
                  3 Pickwick Plaza
                  Greenwich, CT 06830
                  Telecopy:  (203) 622-8818
                  Attention:  Matthew Nimetz
                              Thomas J. Murphy

                  and

                  Paul, Weiss, Rifkind, Wharton & Garrison LLP
                  1285 Avenue of the Americas
                  New York, NY 10019-6064
                  Telecopy:  (212) 757-3990
                  Attention:  Douglas A. Cifu, Esq.

                  if to PVC or ComVest:

                  c/o ComVest Investment Partners
                  830 Third Avenue
                  New York, NY 10022
                  Telecopy: (212) 829-5978
                  Attention: Carl Kleidman

                  with a copy to:

                  Greenberg Traurig LLP
                  200 Park Avenue
                  New York, NY 10166
                  Telecopy: (212) 801-6400
                  Attention: Alan I. Annex


                  if to Shea:

                  Shea Ventures, LLC
                  655 Brea Canyon Road
                  Walnut, CA 91789-3078
                  Telecopy: (909) 869-0840
                  Attention: Jackie Hodge

                  with a copy to:

                  Greenberg Traurig LLP
                  200 Park Avenue
                  New York, NY 10166
                  Telecopy: (212) 801-6400
                  Attention: Alan I. Annex

                  if to Priddy:

                  Robert Priddy
                  3435 Kingsboro Rd NE 1601
                  Atlanta, GA 30326-1343
                  Telecopy: (404) 844-3212
                  with a copy to:

                  Greenberg Traurig LLP
                  200 Park Avenue
                  New York, NY 10166
                  Telecopy: (212) 801-6400
                  Attention: Alan I. Annex

                  All such notices, demands and other communications shall be deemed to have been duly given (i) when delivered by hand, if personally delivered; (ii) one Business Day after being sent, if sent via a reputable nationwide overnight courier service guaranteeing next business day delivery;
(iii) five (5) Business Days after being sent, if sent by registered or certified mail, return receipt requested, postage prepaid; and (iv) when receipt is mechanically acknowledged, if telecopied. Any party may by notice given in accordance with this Section 10.2 designate another address or Person for receipt of notices hereunder. Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party to whom it is given.

                  10.3 SUCCESSORS AND ASSIGNS; THIRD PARTY BENEFICIARIES. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Subject to applicable securities laws and the terms and conditions thereof, the Purchasers may assign any of their rights under this Agreement to any of their respective Affiliates. The Company may not assign any of its rights under this Agreement without the written consent of the Purchasers purchasing a majority of the Purchased Shares. Except as provided in Article VII, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

                  10.4 AMENDMENT AND WAIVER.

                  (a) No failure or delay on the part of the Company or the Purchasers in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

                  (b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Company or the Purchasers from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by the Company and the Purchasers purchasing a majority of the Purchased Shares, and (ii) only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

                  10.5 AMENDMENT TO STOCK AND WARRANT PURCHASE AGREEMENT. The Stock and Warrant Purchase Agreement is hereby amended by deleting Section 8.5 thereof in its entirety.

                  10.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                  10.7 HEADINGS. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

                  10.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

                  10.9 SEVERABILITY. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

                  10.10 RULES OF CONSTRUCTION. Unless the context otherwise requires, references to sections or subsections refer to sections or subsections of this Agreement.

                  10.11 ENTIRE AGREEMENT. This Agreement, together with the exhibits and schedules hereto, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto, supersedes all prior agreements and understandings between the parties with respect to such subject matter.

                  10.12 FEES. Upon the Closing, the Company shall reimburse GAP LP, GAP Coinvestment, GapStar and GMBH Coinvestment for their fees, disbursements and other charges of counsel incurred in connection with the transactions contemplated by this Agreement, provided that the amount of such reimbursement shall not exceed in the aggregate $50,000.

                  10.13 PUBLIC ANNOUNCEMENTS. Following the date hereof, the Company shall be permitted to issue a press release relating to this Agreement and the transactions contemplated thereby. The Purchasers shall have the opportunity to review and comment on such press release prior to its issuance, which review and comment shall be provided as expeditiously as possible and in any event within 48 hours of delivery of such press release by the Company to the Purchasers, and such press release shall be in form and substance reasonably satisfactory to the Purchasers purchasing a majority of the Purchased Shares. Except as set forth in the previous sentence, neither the Company nor the Purchasers will issue any press release or make any public statements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto, except to the extent such party reasonably believes such press release or public statement is required by applicable law or stock market regulations; provided, however, that the Company and the Purchasers may make reasonable public statements consistent with prior public statements otherwise permitted under this Section 10.13; and provided further, that GAP LLC may disclose on its worldwide web page, www.gapartners.com, the name of the Company, the name of the Chief Executive Officer of the Company, a brief description of the business of the Company, the Company's logo and the aggregate amount of the Purchasers' investment in the Company. Notwithstanding the foregoing, the Company will not use or refer to the name of any Purchaser in any public statement or disclosure without the consent of such Purchaser except to the extent that such party reasonably believes such statement or disclosure is required by applicable law or stock market regulations.

                  10.14 FURTHER ASSURANCES. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

                  [Remainder of page intentionally left blank]

                  IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Stock Purchase Agreement on the date first written above.

                     PROXYMED, INC.


                     By: /s/ Michael K. Hoover
                        -------------------------------------------------------
                          Name: Michael K. Hoover
                          Title: Chairman and CEO


                     GENERAL ATLANTIC PARTNERS 77, L.P.


                            By:  GENERAL ATLANTIC PARTNERS, LLC,
                                 its General Partner


                            By: /s/ Braden R. Kelly
                               ------------------------------------------------
                                 Name: Braden R. Kelly
                                 Title: A Managing Member


                     GAP COINVESTMENT PARTNERS II, L.P.


                     By: /s/ Braden R. Kelly
                        -------------------------------------------------------
                          Name: Braden R. Kelly
                          Title:  A General Partner

                     GAPSTAR, LLC

                            By: GENERAL ATLANTIC PARTNERS, LLC,
                                 its Managing Member


                            By: /s/ Braden R. Kelly
                               ------------------------------------------------
                                 Name: Braden R. Kelly
                                 Title: A Managing Member


                     GAPCO GMBH & CO. KG


                            By: GAPCO Management GMBH,
                                 its General Partner


                            By: /s/ Thomas J. Murphy
                               ------------------------------------------------
                                 Name: Thomas J. Murphy
                                 Title: Procuration Officer

                     PVC FUNDING PARTNERS, LLC


                     By: /s/ Michael Falk
                        -------------------------------------------------------
                          Name: Michael Falk
                          Title: Manager


                     COMVEST VENTURE PARTNERS, L.P.


                     By: /s/ Michael Falk
                        -------------------------------------------------------
                          Name: Michael Falk
                          Title: Manager


                     SHEA VENTURES, LLC


                     By:  /s/ Edmund H. Shea, Jr.
                        -------------------------------------------------------
                          Name: Edmund H. Shea, Jr.
                          Title: Manager


                     ROBERT PRIDDY


                     By: /s/ Robert Priddy
                        -------------------------------------------------------
                          Name: Robert Priddy



                     GENERAL ATLANTIC PARTNERS 74, L.P.
                     (solely for the purpose of Section 8.5 and Section 10.5)


                            By:  GENERAL ATLANTIC PARTNERS, LLC,
                                 its General Partner


                            By: /s/ Braden R. Kelly
                               ------------------------------------------------
                                 Name: Braden R. Kelly
                                 Title: A Managing Member





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